                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


The following companies are subsidiaries of SteelCloud, Inc.:

 1.   International Data Products Corp., a Maryland corporation

 2. Puerto Rico Industrial Manufacturing Operations Acquisition Corporation, a Puerto Rican corporation

 3.   STMS Corporation, a Virginia corporation